Exhibit 99.1

United Systems Technology, Inc. Announces Second Quarter 2005 Results

    DALLAS--(BUSINESS WIRE)--Aug. 15, 2005--United Systems Technology, Inc. (OTC:USTI) announced today net income of $5,285 on revenues of $851,416 for the quarter ended June 30, 2005, as compared to net income of $49,568 on revenues of $824,474 for the same period in 2004. The Company had net income of $82,167 on revenues of $1,827,220 for the first six months of 2005 as compared to net income of $165,853 on revenues of $1,787,402 during the comparable six months in 2004.
    The Company has completed the development of several new software products, which enhances the competitiveness of its comprehensive software offering. These products are marketed under the asyst(R) brand name, were developed as Windows applications to "look and work like Microsoft Office," and include a Fund Accounting product line, a Utility Billing product line, a General Government product line and a Public Safety product line. The Fund Accounting product line includes General Ledger, Budget XLence, Report XLence, Accounts Payable, Accounts Receivable, Purchase Orders, Cash Receipts, Payroll and Fixed Assets modules. The Utility Billing product line includes Utility Billing, Service Orders, Meter Reader Interface, Bank Drafts and Budget Billing modules. The General Government product line includes Master and Land Directories, Business and Animal Licenses, Code Enforcement, Building Permits and Property Tax modules. The Public Safety product line includes Master Name Index, Calls for Service, Offense Reports, Citations, State Interface, Computer Aided Dispatch, Jail Management, Alarm Billing and UCR Reports modules. The Company has recently developed additional modules for its asyst(R) product line to add to its existing asyst(R) offerings including a municipal court package and additions to its asyst(R) Dealer Management product line. The asyst(R) Dealer Management product line includes the core asyst(R) accounting modules and will have the additional functionality of point of sale, inventory, repair orders, finance and insurance and fiche interface. The Company believes its asyst(R) product line will continue to offer its current and prospective customers an attractive software solution, both from a financial and functionality standpoint and follows the trend of clients moving to Windows-based PC networks.

    This Press Release contains forward-looking statements, other than historical facts, which reflect the view of Company's management with respect to future events. Such forward-looking statements are based on assumptions made by and information currently available to the Company's management. Although management believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from such expectations include, without limitation, the ability of the Company i) to generate levels of revenue and adequate cash flows from its operations to support and maintain its current cost structure and ii) to develop and deliver products that are competitive, accepted by its markets and are not rendered obsolete by changing technology. The forward-looking statements contained herein reflect the current views of the Company's management with respect to future events and are subject to these factors and other risks, uncertainties and assumptions relating to the operations, results of operations and financial position of the Company. The Company assumes no obligation to update the forward-looking statements or to update the reasons actual results could differ from those contemplated by such forward-looking statements.

    USTI develops, markets and supports application software for select vertical markets in both the for profit and not for profit sectors. The software applications operate in IBM midrange, network and single user PC platforms. USTI and its subsidiaries have over 2,100 installations in the United States and Canada.


                    United Systems Technology, Inc.
                   Summarized Financial Information
                 (In Thousands Except Per Share Data)


                                Three Months Ended   Six Months  Ended
                                     June 30,            June 30,
                                ------------------- ------------------
                                    2005     2004      2005     2004
                                ----------- ------- ---------- -------


Revenue                               $851    $824     $1,827  $1,787


Total Costs and Expense               $854    $776     $1,758  $1,630


Operating Income (Loss)                $(3)    $48        $69    $157


Net Income                              $5     $50        $82    $166


Earning  Per Common Share             $NIL    $NIL       $NIL    $NIL


Weighted Average Shares
 Outstanding                        56,179  56,179     56,179  56,179



    CONTACT: United Systems Technology, Inc., Dallas
             Mr. Randy McGee, 972-402-8600